Release Date:	January 30, 2026
IMMEDIATE

Moog Inc. Announces Increased Cash Dividend

East Aurora, NY – The Board of Directors of Moog Inc. (NYSE: MOG.A and MOG.B) declared a quarterly dividend of $0.30 per share on the Company’s issued and outstanding shares of Class A and Class B common stock, a 3% increase over the previous quarter’s dividend. The dividend will be paid on February 26th, 2026, to all shareholders of record as of the close of business on February 17th, 2026.

The dividend represents a net use of cash of approximately $10 million. Future declarations of quarterly dividends are subject to the determination and discretion of Moog’s Board of Directors.

About Moog Inc.
Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites, space vehicles, launch vehicles, defense systems, missiles, automated industrial machinery, marine and medical equipment. Additional information about the company can be found at www.moog.com.

Contact: Aaron Astrachan
716.687.4225

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